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                                                                    Exhibit 99.2


                   Q4 2003 INVESTOR CONFERENCE CALL TRANSCRIPT


     OPERATOR INTRODUCTION

     Good afternoon, my name is [ ], and I will be your conference facilitator today. At this time, I would like to welcome everyone to Homestore's fourth quarter and full year 2003 financial results conference call. All lines have been placed on mute, to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press "*" and the number "1" on your telephone keypad. If you would like to withdraw your question, press the "#" key. Thank you.

     I will now turn the call over to Mollie O'Brien, Director of Investor Relations. Ms. O'Brien, you may begin.


     INTRODUCTION (BY MOLLIE O'BRIEN)

     Thank you operator. Good afternoon and welcome to Homestore's fourth quarter financial results conference call. Earlier today we released our fourth quarter and full year 2003 results and posted a copy of this release and accompanying detailed financial statements on our Web site at http://ir.homestore.com. Our Form 10-K for the year 2003 will be filed with the SEC on Monday, and will also be available on our Web site.

     Today's call will be available for replay on our Web site at http://ir.homestore.com approximately two hours after we conclude. Homestore will also be furnishing a transcript of the prepared remarks of this call and the results press release on Form 8-K to the SEC.


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     On the call with me today are Mike Long, our Chief Executive Officer, and
Lew Belote, our Chief Financial Officer.

     Before we begin, I'd like to remind you that the matters discussed today on this call contain certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve potential risks and uncertainties concerning Homestore's expected financial performance, as well as Homestore's strategic and operational plans.

     These potential risks and uncertainties include, among others, decreases or delays in advertising spending and market acceptance of new products and services. Additional factors are discussed in the company's annual and quarterly reports, which are on file with the SEC and available on our Web site. All information discussed on this call is as of March 11, 2004, and Homestore undertakes no duty to update this information. Results projected on the call today may differ materially from actual results and should not be considered as a guarantee of future performance.

     On this call we will also be discussing some non-GAAP financial measures in talking about the company's performance. Reconciliations of those measures to GAAP measures can be found in a table attached to our press release.

     With that, I'll turn the call over to our CEO, Mike Long. Mike?

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     OVERVIEW (BY MIKE LONG)

          Thanks Mollie, and good afternoon everyone. Thank you all for joining us.

         2003 was a successful transition year for Homestore. For two years we have been operating two different Homestores. One was focused on isolating, managing and resolving the historical financial and legal issues that confronted the company and severely challenged the company's future development. The other was focused on unlocking the value in the assets we controlled by better matching them to the needs of our customers. In 2003 we made significant progress on both fronts. The progress we made in putting the legacy issues largely behind us in 2003 has allowed us to focus even more attention and greater resources on serving customers and creating shareholder value through our operations.

         Our initial operational priority was identifying which businesses we wanted to be in, and divesting or discontinuing the others. This resulted in us organizing into three segments, Media Services, Software and Print, all of which relate to consumers interacting with real estate professionals in and around a move. Having identified the key strategic activities, we made critical choices about which activities to fund with our limited investment resources. Not all of the segments, or activities within each segment, could be re-positioned at the same time. Today I am going to speak to the investment priorities we have established. We see early signs that investments already made are leading to improved customer acceptance and better financial performance, allowing us to remain optimistic about our prospects in 2004.

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     After a brief review of the 4th quarter's financial results, including our revenue, profitability and cash balance, I'll discuss how the company is performing, including how well we are addressing customers' identified needs, and our positioning to address unmet and future customer opportunities. Lew will then provide more details on the financial results for the quarter and the full year. In the time remaining we will take your questions.

     One highlight of the fourth quarter is that we achieved our third consecutive quarter of sequential revenue growth in our core Media segment - excluding the impact of related party revenue. Last quarter I emphasized that our results, while improving, were obscuring the full extent of fundamental changes we are making in the business model. This continues to be true. We have dramatically changed the product and revenue composition of the company, shifting away from one-time and perceived low-value products, toward recurring and more highly valued services. These changes are certainly not without cost. This has required the discontinuance or de-emphasis of products and services that had been significant short term revenue drivers, which we determined had less attractive long term prospects, and in some cases, were "gating" growth opportunities. This means that the strong revenue growth from our new and more profitable products is masked in our consolidated results by the reduction in revenue from older products. In that context we are very pleased with the modest growth in core revenue in our Media Services segment, and encouraged by that segment's significant improvement in profitability. This is an early indicator of the return on investments we


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made to re-position Homestore as the leading online media company in the residential real estate space.

     On an overall basis, the loss from continuing operations in the fourth quarter was $(11.2) million, compared to a loss of $(30.6) million for the third quarter. Excluding impairment and certain other non-cash expenses, our loss from operations was $(770,000), compared to a loss of $(4.8) million in the third quarter.

     Total uses of cash in the quarter were $17.2 million, $10 million of which was related to the proposed settlement of the Class Action lawsuit. This allowed us to end the year with $35.5 million in cash, which was in-line with our forecast. We continue to believe that we have sufficient capital to fund our current business plans.

     Though our financial results are steadily improving, we realize we have much more to do to reach our goal of GAAP profitability during 2004.

     Turning to our operations, I will start with the Media segment, which represents two thirds of our overall business.

     MEDIA SEGMENT

     The market opportunity in our media segment is to attract an increasing share of the marketing dollars spent by real estate professionals to reach homebuyers, home-sellers and renters. We estimate this to be about a $9 billion market, with nearly half of the spending currently allocated to newspapers and the balance divided among a variety of other offline media. According to a recent study by the National Association of Realtors, 71% of homebuyers used the Internet for their home search in 2003, up from just 41% in


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2001. Despite this significant movement of consumers to the online medium, we believe the real estate industry is allocating less than five percent of their collective marketing spending online. That is our challenge and our opportunity.

     We believe we are uniquely positioned to serve the real estate industry as an essential participant in their marketing and customer acquisition activities. We provide our customers three primary capabilities. By combining our:

     consumer reach;

     effective media products; and

     domain expertise,

     we can add significant value to their businesses.

     Taking these in order:

     We provide our customers with enormous online exposure. With nearly 10 million unique users according to Media Metrix, we operate the most visited residential real estate Web sites in the world. Our users are uniquely interested in residential real estate and the associated financing, moving and community content. This targeted reach allows us to compete for marketing dollars with any online or offline publisher.

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     We offer effective marketing solutions. Our customers benefit from access to our many different property, personal and corporate promotional products. These products enable our customers to reach an individual consumer specifically interested in a particular home or apartment through inclusion in one or more of our property listing sites - or reach all of our consumers considering their residential options in a zip code, a neighborhood or a city through our display advertising products and new geo-targeting capabilities. And these products deliver results. Last year consumers on our sites sent real estate professionals more than ten million emails, and generated many millions more phone calls and web site transfers.

     We possess unique domain expertise. We are the leaders in online marketing within the real estate industry in part because we have what we believe is the largest number of highly knowledgeable online marketing experts available to the industry. We know how to source online traffic, and how much it should cost. We know the "best practices" in lead conversion. We know what can make a web site work - and what won't. Our sales force has both local knowledge and online marketing expertise. Our customer service teams know how to launch successful campaigns. And we are united with a single focus: making real estate professionals more productive and profitable.

     As confident as we are in these capabilities, directly connecting their benefits to the day-to-day needs of our customers is essential to unlocking their full value.


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     REALTOR.COM

     As with any business, our understanding of the needs of our customers has improved markedly over time. Nowhere is this more evident than with Realtor.com. For many Realtors the NEED that drives most of their marketing expenditures is related to winning new listing assignments, not just marketing homes that are already listed. Accordingly, we have evolved our marketing to underscore the key role that Realtor.com plays in winning new listing assignments as well as supplying qualified buyers.

     Our focus on the core reasons Realtors spend marketing dollars has led to numerous changes in our product offerings and our marketing methods. These include enhanced distribution, including our recently announced relationship with MSN, more prominence for our Featured Homes product, the introduction this past November of our neighborhood-based Featured Agent and Featured Company positions and launching the highly strategic "List More Save More" coaching and seminar series for Realtors.

     The List More Save More seminars are hosted by area brokers and presented by Realtor.com professionals. The content of the seminar is a compilation of proven methods for winning listings based on the "best practices" of Realtors across America and a workbook process for helping them better allocate their total marketing and advertising spend. One of the highlights we present is that Realtors who enhance listings on Realtor.com generate more income than those agents who don't enhance. By the end of this month, we will have presented almost one hundred sessions, directly reaching approximately 12,000 real estate professionals and indirectly reaching many thousands more. I can tell you that for most of these Realtors, their understanding of the need for effective online marketing is substantially greater after these sessions than before.

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     We have also added ways for Realtors to promote themselves outside of the context of a particular listing through the Featured Agent/Featured Company solution we introduced late last year. The introduction of Featured Agent/Featured Company opened up to our Realtor customers substantial advertising inventory that had previously been sold to third party advertisers. These products allow agents and brokers to increase their exposure to consumers in specific neighborhoods. Pricing for a three month contract ranges from $770 to over $7,000, depending on the geographic market area. Despite price points that are materially higher than our listing enhancements, we have sold out several dozen markets for portions of this year. The results in the fourth quarter only account for campaigns we were able to sell, fulfill and run after November 1st, so they do not yet fully reflect the impact of our investments. Nonetheless, we believe the strong demand for this product demonstrates the increasing recognition among Realtors and brokers of the effectiveness of marketing themselves online and on Realtor.com in particular.

     The largest component of our Realtor business is the enhancement of listings that appear on Realtor.com. As many of you know, last April we introduced a new media-based pricing model for these enhancements that allowed Realtors, for the first time, to enhance listings without purchasing a website and introduced new variable pricing based on listings and circulation. This was perhaps the most critical change to our business model because it unlocked the value inherent in our network, in ways that were precluded by the prior product set. We are very encouraged with the customer acceptance of this unbundling strategy.



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     HOMEBUILDER.COM AND RENTNET

     Our HomeBuilder and RENTNET businesses share many characteristics. Over the past 24 months, these businesses taken together have experienced a modest revenue decline but have continued to provide an important contribution to segment profitability. They have done this without the benefit of the same level of aggressive investment in marketing, product and personnel as our Realtor business. The successful execution of our Realtor investment programs allowed us in the fourth quarter to begin redirecting our investment resources to protect and enhance these businesses' competitive position. Our first step was to invest in additional, quality online distribution. We accomplished this with our MSN and Yahoo! relationships in the second half of last year and the results have been very encouraging. Our year over year traffic to these sites is up, the sites are ranked number one in their respective categories, and our customers and prospects appreciate the convenience of being able to reach a huge audience through a single partner.

     In addition to the distribution investments, each of these businesses is in the midst of a series of marketing, product and sales approach changes designed to better fit the diverse needs of our customers. And both are being positioned to better leverage the entire Homestore network and access all of Homestore's assets. For example, many of our HomeBuilder customers spend additional marketing dollars attempting to reach Realtors. For the first time, we are offering them an opportunity to reach those Realtors interested in representing buyers of new homes, in a monthly online newsletter.

     For our RENTNET customers, these are very difficult market conditions in which to attract and retain tenants. For the first time, multi-family owners are investing in brand building to position their companies, not just their apartments, with consumers. The


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Homestore network of web sites provides our customers an unparalleled opportunity to access consumers considering moving, including many of the tenants already occupying one of their properties.

     While these initiatives are early stage, they demonstrate the power of better leveraging our assets to serve our customers.

     RETAIL ADVERTISING

     The final component of our Media Service segment is retail advertising. We are among the many companies benefiting from a renewed interest in online advertising by big advertisers and their agencies. Our retail group is doing very well in identifying advertisers that value move-oriented consumers. During the fourth quarter we added many high profile national advertisers, including Washington Mutual, FannieMae, Chase, and KitchenAid to a client roster that already included sophisticated and well known advertisers such as Ford, Honda and The Home Depot.

     Although we have been reducing our ad inventory for third parties by enabling Realtors, homebuilders and apartment owners to occupy geo-targeted display positions within our real estate sites, we expect improvements in pricing and sell-through rates will allow us to increase our third party ad revenue this year.

     SOFTWARE SEGMENT

     Our Software segment is anchored by our Top Producer offering. While the Media Services segment has received the largest portion of our investments, we have made a substantial and strategically important investment in re-positioning our Top Producer


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Customer Relationship Management, or CRM, suite as an ASP rather than a desktop application.

     The rationale for the switch related to better serving customers by relieving them of the responsibility of maintaining and updating desktop software while improving the value of our business by creating a growing, recurring revenue stream. By servicing our customers online, we can offer a "real time" and "best of breed" capability that is simply not possible with desktop software. From a financial perspective, we expect the recurring revenue stream will allow us to more than double the lifetime value of each customer relationship relative to a desktop sale.

     After two years of recognizing upfront all of the costs associated with developing and operating an ASP solution, and only part of the revenue due to the deferred revenue recognition, we were able to record our first quarter of sequential revenue growth at Top Producer. Taken together with the fact that over 70% of our customer sales in the fourth quarter were of the ASP version, we believe we are on the right course to build an attractive software business that integrates well with our media services.

     PRINT SEGMENT

     Our Print segment consists of our smaller home plans business, which performed quite well in the quarter, growing online orders to nearly 50% of the business, and the larger Welcome Wagon, a well known and trusted community advertising vehicle for


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nearly 75 years. Welcome Wagon suffered its regular seasonal reduction in revenue in the fourth quarter, resulting in reduced revenue for the segment overall.

     To date, the benefits of Welcome Wagon's strong brand identity and comprehensive new mover database have been offset by dated products, expensive distribution, and insufficient integration with Homestore's real estate businesses. The initial priority was to streamline operations and eliminate cash funding requirements. We have achieved this objective. The current priorities are to introduce new products and enhance our sales approach. One of the new products we introduced last year, a "pinpoint" or "solo" mail product that lets advertisers reach recent movers outside of the traditional Welcome Wagon directory, attracted more than 1,500 advertisers, most of whom are new to Welcome Wagon. On the sales side, we are piloting an inside sales strategy in markets where we don't have a sales presence.

     We are often reminded how important it is to keep our company focused and committed to delivering value and service to our customers. Tens of thousands of real estate professionals have chosen to make our products and services an essential part of their business success. Sunday night, I was copied on an email addressed to Michael, one of our account executives, from Donna Harrison, a Realtor in Fort Walton Beach, Florida. The email read:

     "Michael, my website has disappeared from Realtor.com. It is paid until 2005. I need this resolved immediately. Call me Monday morning. My website is www.DonnaHarrison.com. Please Please Please expedite this! Three of my last four sales in 2004 have come directly from Realtor.com. Thank You. Donna"

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     At 8:00 am Monday morning, I was copied on another email from Donna to
Michael, our account executive. It read:

     "Michael, thank you for giving prompt attention to my missing web site and for calling me quickly this morning. I understand glitches happen and I am glad you guys can correct them without delay. Thanks again.
Donna"

     Though anecdotal, and created because of a technical problem, this kind of interaction with our customers is becoming increasingly common. It emphasizes the value our customers place on our products and the commitment our employees have made to providing world class service.

     I will now turn the call over to Lew Belote, our chief financial officer, for a more detailed discussion of our operating statements. Lew?

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     FINANCIAL STATEMENT HIGHLIGHTS (BY LEW BELOTE)

     As we have disclosed in prior quarters, we continue to experience many one-time and non-recurring items, especially in the expense lines. Therefore our reported results may not be representative of ongoing operations. Again this quarter, I would like to remind you that Homestore has experienced substantial changes to its business in the past two years, so it is difficult to compare our fourth quarter results to the same period in 2002. Accordingly, we will continue to focus on our sequential quarterly performance. We have also provided a "cash operating results" comparison, which is one of the ways management evaluates and monitors the business.

     I'd like to make a comment on the topic of company guidance. We are grateful for analyst coverage and are certainly available to speak to analysts about our business. However as a matter of policy we do not review, evaluate or comment on any third party financial models. While we expect higher revenue for the full year, the changing product and revenue mix will continue to impact near term results.

     RESULTS OF OPERATIONS

     Starting with the statement of operations, total revenue for the fourth quarter decreased slightly to $54.9 million from $55.1 last quarter. This reflected improvements in our Media Services segment and declines in both Software and Print. We reported related party revenue of $1.9 million in the quarter, which was $526,000 higher than the prior quarter. We expect the revenue from related parties over the next two to five years to be less than $1 million a quarter. However, as Cendant's ownership in the company


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has declined below 10% we expect that future reported results will not reflect revenues from Cendant separately in our financials.

     Our gross profit margin increased to 74%, from 72% in each of the five prior quarters, demonstrating our ability to continue to manage and control product related costs. As we mentioned last quarter, in 2003 we notified the Multiple Listing Services (MLS) that provide us with listing content that we will no longer pay them a listing fee for the right to display the listings. As the existing agreements expire over the next two years, we will see continued improvements in our gross margins. We expect this to reduce our annual expenses in 2004 by approximately $5 million compared to 2003, with additional savings thereafter. To date, we have already secured 50% of our listings inventory through renegotiations with over four hundred MLSs and will report progress on the remaining negotiations each quarter.

     Each category of our cash operating expenses in the fourth quarter declined compared to the third quarter. While sales & marketing expense could increase going forward as the business grows, we believe that as a percentage of revenue it should decline in 2004. While we continue to carefully manage our operating expenses, we recognize that our G&A expenses continue to be larger as a percentage of our revenues than many companies of our size. These expenses have been impacted by our unusually high legal costs as well as costs to reposition the company. I would note that of our $14.4 million in G&A expense in the quarter, approximately $8 million is true Corporate overhead and the remaining $6.4 million is incurred by our operating segments and is included in our segment financial results. Our corporate costs include our corporate facilities,



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infrastructure, technology and executive staff, outside legal and professional fees and our corporate departments such as legal, finance and HR. Some of these costs, such as our corporate office costs, may not be reduced for a number of years. Others, including our external legal expense, are not totally within our control.

     One of the ways we are attempting to structurally reduce our costs is through the implementation of a new ERP system. We made the decision to implement a new system in December 2002 when it became clear that we would not be able to achieve meaningful reductions in administrative costs while attempting to operate more than twenty disparate financial software applications. Unfortunately, but not surprisingly, we encountered many of the typical implementation challenges associated with such a complex undertaking. In addition, as many companies are finding, the Sarbanes Oxley Section 404 requirements are expensive to implement. As a result we have re-evaluated the entire project and will implement only the financial applications in the second quarter of this year and delay CRM and billing applications. We have also simplified the CRM and billing applications we intend to implement. Among other simplifying changes, we intend to implement a single vendor solution from PeopleSoft and have determined that it is unlikely we will use the customized billing application that we purchased from another vendor. As a result, we took an impairment charge of $1.8 million in the quarter..

     Also included in our operating results this quarter is a restructuring charge of $4.1 million, about half of which represents a non-cash charge for acceleration of stock option vesting and/or extension of option exercise periods for certain terminated employees. The remaining portion represents severance costs for approximately 100 employees


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whose positions were eliminated in the fourth quarter and a revision to our previous estimates of sublease income in our past restructuring charges.

     On a segment-by-segment basis, our Media Services segment had 3% growth over the third quarter in its total revenue and 2% excluding related-party revenue. We also achieved significant improvement in the operating income of the Media Service segment. The gain in operating profit for the quarter is a function of our revenue growth, improved gross margin and reductions in both sales & marketing and G&A expenses.

     In the Software segment, we experienced a 4.5% decline in revenue from the prior quarter. Our Top Producer unit showed revenue growth for the first time since the introduction of its online version, which validates our recent investments in this business. The two other businesses in this segment, which have less predictable revenue streams, produced results below our expectations. We were not able to adjust expenses quickly enough to fully offset period costs, and thus incurred an operating loss of $(865,000) compared to a loss of $(670,000) in the third quarter.

     In our Print segment, revenue decreased $925,000, or 7%. This revenue decline was entirely related to the normal seasonal slowdown in consumer moves. Although the fourth quarter reflected a loss of $(375,000), we continue to feel that we can improve the results and generate operating income in the future.

     BALANCE SHEET

     Turning to the Balance Sheet, Homestore's cash and short-term investments balance at December 31, 2003 was $35.5 million. This compares to a cash balance of $52.7


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million at the end of last quarter. You will see $21.6 million of our cash balance classified as short-term investments on the balance sheet. This is strictly a function of the form of instruments we have chosen at December 31. None of our investments had a maturity longer than seven days at December 31. Our investment policy prohibits us from investing in any instruments over 90 days.

On the liability side of the Balance Sheet, we have approximately $106.5 million in current liabilities, excluding deferred revenue. Of this amount, $50.6 million represents the value of the stock offered as part of the class action settlement. That amount will not require cash and will increase our paid-in capital and our shareholders' equity when we issue the 20 million new shares upon final judicial approval.

     One other comment I would like to make on the balance sheet pertains to our deferred revenue. Since a majority of deferred revenue relates to Realtor.com, the amount of deferred revenue at the end of a quarter tracks the combined impact of renewals and new sales fairly closely. It declined by $2.1 million from Q3 because the fourth quarter has fewer renewal opportunities than other quarters of the year and new sales of our new products like Featured Agent and Featured Company are being billed monthly or quarterly instead of annually. We expect deferred revenue to increase in Q1 because it is our largest renewal quarter.

     Looking ahead, we expect our cash balance to reach a low point during the first half of the year in the mid $20 million range, before making the remaining $3 million payment associated with the class action settlement. We continue to believe that our projected cash position will be higher at year end than at June 30, and that we have sufficient cash to fund our current operations.

     STATEMENT OF CASH FLOWS

     Regarding the statement of cash flows, we used more cash in the fourth quarter than in the third quarter. Uses of cash totaling $17.2 million in the quarter were as follows:

     -  $770,000 in cash operating losses

     -  $10.0 million in class action litigation settlement

     -  $2.6 million in capital expenditures, net of capital leases

     -  $2.0 million in payment of previous restructuring charges,

     - $2.9 million in use of working capital, primarily related to an increase in receivables in the quarter and the timing of payment of certain annual contracts.

     which were offset by

     -  $1.1 million in proceeds from the exercise of stock options.

     That concludes my comments.    Mike?

     WRAP UP COMMENTS (BY MIKE LONG)

               Thanks, Lew. Mollie, we will now take questions from our listeners.


     TRANSITION INTO Q&A (BY MOLLIE O'BRIEN)

              Thanks, Mike.  Operator, you may open up the lines.


     TRANSITION OUT OF Q&A (BY MOLLIE O'BRIEN)

              Well, with that, we will conclude our call today. We want to thank everyone again for your time and your interest in Homestore, and we look forward to talking with you again on our next conference call. Have a good day.

     OPERATOR CLOSING

               That concludes today's Homestore Fourth Quarter and Full Year 2003 Financial Results Conference Call. You may now disconnect